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                                                                      EXHIBIT 11

                    NABORS INDUSTRIES, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except per share amounts)


                                                                               Three
                                                                Year Ended   Months Ended
                                                               December 31,  December 31,    Year Ended September 30,

                                                                  1998           1997           1997           1996
                                                               ----------     ----------     ----------     ----------
Basic:
   Weighted average number of shares outstanding                  100,807        100,814         96,034         85,429
                                                               ----------     ----------     ----------     ----------
   Net income                                                  $  124,988     $   41,327     $  114,808     $   70,500
                                                               ----------     ----------     ----------     ----------
   Per share amount                                            $     1.24     $      .41     $     1.20     $      .83
                                                               ----------     ----------     ----------     ----------

Diluted:
   Weighted average number of shares outstanding                  100,807        100,814         96,034         85,429
   Net effect of dilutive stock options and warrants-based
      on the treasury stock method using
      average market price                                          2,231          6,096          6,424          8,323
   Assumed conversion of 5% convertible notes (1)                   9,517          9,517          9,517             --
                                                               ----------     ----------     ----------     ----------
   Total                                                          112,555        116,427        111,975         93,752
                                                               ----------     ----------     ----------     ----------
   Net income                                                  $  124,988     $   41,327     $  114,808     $   70,500
   Add 5% convertable note interest, net
      of tax effect (1)                                             5,392          1,348          5,606             --
                                                               ----------     ----------     ----------     ----------
   Total                                                       $  130,380     $   42,675     $  120,414     $   70,500
                                                               ----------     ----------     ----------     ----------
   Per share amount                                            $     1.16     $      .37     $     1.08     $      .75
                                                               ----------     ----------     ----------     ----------


(1) The 5% convertible notes issued during May 1996 are not included in the diluted earnings per share calculation for the year ended September 30, 1996 because inclusion would have been anti-dilutive.